                                                                    EXHIBIT 12.1


                         INTERSTATE BAKERIES CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)



                                           12 Weeks
                                             Ended       53 Weeks        52 Weeks      52 Weeks        52 Weeks        52 Weeks
                                           August 26,      Ended          Ended          Ended          Ended            Ended
                                             2000       June 3, 2000   May 29, 1999   May 30, 1998   May 31, 1997   June 1, 1996(2)
                                         ------------   ------------   ------------   ------------   ------------   ---------------
Fixed charges:
     Interest expense                    $      6,721   $     27,809   $     23,113   $     18,624   $     22,592   $        29,310
     Capitalized interest                         244          1,200          3,084          1,707            555                --
     Rent expense                               1,100          4,149          3,559          3,354          3,169             3,080
                                         ------------   ------------   ------------   ------------   ------------   ---------------
         Total                           $      8,065   $     33,158   $     29,756   $     23,685   $     26,316   $        32,390
                                         ============   ============   ============   ============   ============   ===============

Earnings available for fixed charges:
     Income before income taxes          $     43,574   $    143,020   $    201,848   $    213,562   $    169,298   $        50,335
     Add fixed charges before
         capitalized interest                   7,821         31,958         26,672         21,978         25,761            32,390
                                         ------------   ------------   ------------   ------------   ------------   ---------------
         Total                           $     51,395   $    174,978   $    228,520   $    235,540   $    195,059   $        82,725
                                         ============   ============   ============   ============   ============   ===============

Ratio of earnings to fixed charges(1)            6.37x          5.28x          7.68x          9.94x          7.41x             2.55x
                                         ============   ============   ============   ============   ============   ===============
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(1)      The ratio of earnings to fixed charges has been computed by dividing total earnings available for fixed charges, excluding capitalized interest, by total fixed charges. Fixed charges include interest expense, capitalized interest and that portion of rental expense that is estimated to be the interest portion of rentals based upon the
         Company's incremental borrowing rate. The Company did not pay any preferred stock dividends during the periods presented and, therefore, such dividends are not included in the ratio computations.

(2)      Fiscal 1996 includes the operations of Continental Baking Company for
         45 weeks from its acquisition on July 22, 1995. Fiscal 1996 also includes a pre-tax charge of $9.5 million resulting from a payment due on a union-administered, multi-employer pension plan which failed.